Exhibit 10.1

CLUBCORP USA, INC. CHANGE OF CONTROL SEVERANCE PLAN
And Summary Plan Description
Effective July 9, 2017

i

Exhibit 10.1

TABLE OF CONTENTS

ARTICLE I TITLE AND DEFINITIONS		2

1.1	Title	2
1.2	Definitions	2

ARTICLE 2 PARTICIPATION		7

ARTICLE 3 SEVERANCE PAYMENT		7

3.1	Time of payment	7
3.2	Other Severance Provions	8

ARTICLE 4 ADDITIONAL BENEFITS		8

ARTICLE 5 HEALTH CARE COVERAGE CONTINUATION		9

ARTICLE 6 ADMINISTRATION		10

6.1	Powers and Duties of the Administrator	10
6.2	Construction and Interpretation	11
6.3	Information	12
6.4	Compensation, Expenses and Indemnity	12

ARTICLE 7 MISCELLANEOUS		13

7.1	Unsecured General Creditor	13
7.2	Restriction Against Assignment	13
7.3	Withholding	14
7.4	Amendment, Modification, Suspension or Termination	14
7.5	Governing Law	15
7.6	Receipt or Release	15
7.7	Payments on Behalf of Persons Under Incapacity	16
7.8	Headings	16
7.9	Statement of ERISA Rights	16
7.10	Claims Procedure	19
7.11	Plan Information	22
7.12	Code Section 409A	24

ii

Exhibit 10.1

CLUBCORP USA, INC. CHANGE OF CONTROL SEVERANCE PLAN

WHEREAS, ClubCorp USA, Inc. (the “Company”), has established this ClubCorp, Inc. Change of Control Severance Plan (the “Plan”), effective July 9, 2017 (the “Effective Date”), for the benefit of certain Eligible Employees. The purpose of this Plan is to provide severance benefits to Participants who experience a qualifying termination in connection with a Change of Control occurring on or after the Effective Date.
NOW, THEREFORE, the Plan is hereby established, on the terms and conditions hereinafter set forth:

Exhibit 10.1

ARTICLE 1
TITLE AND DEFINITIONS
1.1    Title.
This Plan shall be known as the ClubCorp USA, Inc. Change of Control Severance Plan.
1.2    Definitions.
Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
“Administrator” shall mean ClubCorp USA, Inc. and its successors, including without limitation any purchaser of a majority of its assets.
“Annual Base Pay” shall mean the annual rate of base pay in effect for a Participant immediately prior to the Change of Control or (if greater) the annual rate of base pay in effect at the time of a Participant Triggering Termination, as shown on the payroll records of the Company. Without limiting the generality of the foregoing, Annual Base Pay does not include bonuses, non-cash compensation or other non-base compensation.
“Base Pay Severance” shall have the meaning set out in the Appendix.
“Board” shall mean the Board of Directors of Holdings.
“Bonus Severance” shall have the meaning set out in the Appendix.
“Cause” shall mean any occurrence of the following: (a) the Participant’s engagement in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is materially detrimental to the business interests, reputation or goodwill of the Company; (b) the Participant’s engagement in any act involving willful dishonesty, disloyalty, or infidelity against

Exhibit 10.1

the Company; (c) the Participant’s willful and continued material breach or failure to perform under any policy established by the Company with respect to the operation of the Company’s business and affairs, or the conduct of the Company’s employees; or (d) the Participant’s failure to substantially perform his or her reasonably assigned duties, but only if such failure remains uncured, in the sole discretion of the Company, thirty (30) days after the Company has provided written notice to the Participant identifying the specific performance deficiency (or deficiencies). For purposes of this definition of Cause, no act or failure to act by the Participant shall be considered “willful” unless it occurs without a good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.
“Company” shall mean ClubCorp USA, Inc., any successor company and each company which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) of which ClubCorp USA, Inc. is a component member.
“Change of Control” means the event that is deemed to have occurred upon:
(a)    a dissolution or liquidation of Holdings;
(b)    a merger or consolidation (other than a merger effecting a re-incorporation of Holdings in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of Holdings and their proportionate interests therein immediately prior to the merger or consolidation) in which Holdings is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of Holdings and their proportionate interests therein

Exhibit 10.1

immediately after the transaction are not substantially identical to the shareholders of Holdings and their proportionate interests therein immediately prior to the transaction); provided, that the Board may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the transaction); or
(c)    a transaction in which any person becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of Holdings; provided that the Board may at any time prior to such transaction provide by resolution that this Subsection shall not apply if such acquiring person is a corporation and a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such fifty percent (50%) or more total combined voting power.
“Closing Date” shall mean the date upon which a consummation of a Change of Control occurs.
“Club Benefits” shall have the meaning set out in the Appendix.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Effective Date” shall mean the date set forth above.
“Eligible Employee” shall mean an employee of the Company, or its affiliate ClubCorp Financial Management Corp., whose Level/Grade is as a Senior Vice President or higher; provided,

Exhibit 10.1

that the term Eligible Employee shall not include any employee of the Company who previously has executed a Change in Control Severance Agreement with Holdings.
“Holdings” shall mean ClubCorp Holdings, Inc.
“Level/Grade” shall mean the corporate title, as shown on the Company’s payroll records.
“Outplacement Services” shall have the meaning set out in the Appendix.
“Partial Year Bonus” shall have the meaning set out in the Appendix.
“Participant” shall mean an Eligible Employee who participates in this Plan pursuant to Article 2.
“Plan” shall mean the ClubCorp USA, Inc. Change of Control Severance Plan set forth herein, in effect as of the Effective Date, or as amended from time to time.
“Plan Year” shall mean the twelve (12) consecutive month period beginning on January 1.
“Severance Calculation Period” shall have the meaning set out in the Appendix.
“Severance Payment” shall have the meaning set out in the relevant Appendix; provided, that a Participant is not entitled to a Severance Payment under the Plan unless and until such Participant properly executes a Severance Payment and Release Agreement and any applicable rescission period has expired.
“Severance Payment and Release Agreement” shall mean a payment and release agreement in the form designated by the Company.
“Substantially Similar Position” shall mean a position within the Company in which:
(a)    the new position is substantially similar in level of responsibility to the Participant’s prior position;

Exhibit 10.1

(b)    the Annual Base Pay for the new position is not more than ten percent (10%) less than the Annual Base Pay for the Participant’s prior position; and
(c)    the location of the new position is within reasonable commuting distance (not more than fifty (50) miles) from the location of the Participant’s prior position.
In addition to the foregoing and not by way of limitation, a Participant will be deemed to have been offered a Substantially Similar Position if such Participant has the option of remaining in the position such Participant held prior to the Closing Date for a period of at least one (1) year after the Closing Date, with the same level of responsibility, the same Annual Base Pay and in the same location.
“Triggering Termination” shall mean the Participant’s termination of employment by the Company as the result of the Closing Date of a Change of Control where such Participant’s last day of employment is no later than one (1) year of the Closing Date; provided, that a termination for Cause is not a Triggering Termination, and provided further that the Participant did not decline an offer of a Substantially Similar Position.
"Triggering Termination Date" shall mean the Participant's last day of employment as a result of a Triggering Termination.
“Year of Service” shall mean the twelve (12) month period beginning on the date the Participant was hired by the Company and ending on the anniversary of that date each following year; provided, that the Participant remains employed by the Company on that date. Bridge in Service will be recognized for purposes of calculating Years of Service. Accordingly, if a Participant

Exhibit 10.1

has worked for the Company following such Participant’s return to the Company for a longer amount of time than the period between such Participant‘s date of return to the Company and the last date on which the Participant was employed by the Company prior to such date of return, then whole years of such Participant’s prior service will be counted for purposes of calculating Years of Service.
ARTICLE 2
PARTICIPATION
Each Eligible Employee shall automatically participate in this Plan; provided, that only a Participant who suffers a Triggering Termination is eligible for a Severance Payment.

ARTICLE 3
SEVERANCE PAYMENT
3.1    Time of Payment.
In the event a Participant suffers a Triggering Termination, such Participant shall receive Severance Payment as follows:
The portion of the Severance Payment attributable to Base Pay Severance and Bonus Severance, if any, will be paid no later than the regular payday next following the fifth (5th) business day after receipt by the Company of the Participant’s properly executed Severance Payment and Release Agreement; provided, that such payment will not be paid until after the end of any applicable rescission period (without the executed Severance Payment and Release Agreement having been revoked).

Exhibit 10.1

The portion of the Severance Payment attributable to Partial Year Bonus, if any, will be paid no later than the later than March 15th of the year following the Triggering Termination Date; provided, that such payment will not be paid until after the end of any applicable rescission period (without the executed Severance Payment and Release Agreement having been revoked).
Other Severance Provisions.
The Participant must pay any money owed to the Company and return all Company-owned property. Any monies owed to the Company, if not paid, will be deducted from the Participant’s Severance Payment.
The Severance Payment is in lieu of notice that the Participant’s employment will end, and therefore the Participant may not be considered or reported as eligible for unemployment compensation for the period of time covered by any Severance Payment received.

ARTICLE 4
ADDITIONAL BENEFITS
A Participant shall also be entitled to the Club Benefits and Outplacement Services, if any, upon a Triggering Termination.
Participants will be paid all wages earned through their last day worked in accordance with applicable law. Participants will be paid for any earned and/or accrued but unused vacation, up to a maximum of twenty (20) days, as provided in the Company’s employee handbook. Vacation will be paid in accordance with the Company’s vacation policy. Any benefits/rights under the following plans/agreements will be governed by such plans/agreements: the Individual Investment

Exhibit 10.1

Plan, Long Term Disability Program, the Group Term Life and Accidental Death and Dismemberment Insurance, the Supplemental Life Insurance, the 2012 Amended and Restated Stock Plan and any stockholder agreements.

ARTICLE 5
HEALTH CARE COVERAGE CONTINUATION
In the event a Participant who suffers a Triggering Termination elects under Code Section 4980B to continue health care coverage under the Company’s Health Benefits Plan or the voluntary vision and dental plans, such Participant will be required to pay the premiums for that coverage, but a portion of such premiums will be reimbursed by the Company for a period of time equal to the Severance Calculation Period (beginning on the date such premiums begin) or until the Participant secures other employment such that the Participant shall continue to pay the same amount of monthly premium as in effect for an active employee with the same coverage. Notwithstanding the foregoing, (1) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the Severance Calculation Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or the imposition of fines or penalties on the Company, then, in either case, an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee shall thereafter be paid to the

Exhibit 10.1

Participant as currently taxable compensation in substantially equal monthly installments over the Continuation Period, or the remaining portion thereof (and such payment shall be paid to the Participant on a fully tax grossed up basis).
ARTICLE 6
ADMINISTRATION
6.1    Powers and Duties of the Administrator.
(a)    The Administrator, on behalf of the Participants and their beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(i)    To construe and interpret the terms and provisions of this Plan and to make factual determinations;
(ii)    To compute and certify to the amount and kinds of benefits payable to Participants;
(iii)    To maintain all records that may be necessary for the administration of the Plan;
(iv)    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants or governmental agencies as shall be required by law;
(v)    To make and publish such rules for the regulation of the Plan and procedures

Exhibit 10.1

for the administration of the Plan as are not inconsistent with the terms hereof;
(vi)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe
(vii)    To correct any defect or supply any omission or reconcile any inconsistency in the Plan; and
(viii)    To determine who shall be a Participant.
6.2    Construction and Interpretation.
(a)    The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to, the Company and any Participant or any beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
(b)    Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, beneficiary, or other person shall have any claim against the Company as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Board, or the Administrator acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

Exhibit 10.1

6.3    Information.
To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to all Participants, their death, or other cause of termination, and such other pertinent facts as the Administrator may require.
6.4    Compensation, Expenses and Indemnity.
(a)    The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
(b)    To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Administrator and each member thereof, the Board and any delegate of the Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

Exhibit 10.1

ARTICLE 7
MISCELLANEOUS
7.1    Unsecured General Creditor.
Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and beneficiaries shall be no greater than those of unsecured general creditors.
7.2    Restriction Against Assignment.
The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No Participant shall be liable for the debts, contracts, or engagements of any Participant, his or her beneficiary, or successors in interest, nor shall Participant’s benefits under this Plan be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, beneficiary or successor-in-interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or

Exhibit 10.1

charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, beneficiary or successor-in-interest in such manner as the Administrator shall direct.
7.3    Withholding.
There shall be deducted from each payment made under the Plan or other compensation payable to the Participant (or beneficiary) all taxes which are required to be withheld by the Company in respect to such payment of the Plan. The Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.
7.4    Amendment, Modification, Suspension or Termination.
Prior to the Closing Date, the Board may at any time, or from time to time, in its sole discretion amend or terminate the Plan in any manner that the Board deems appropriate, including amending or terminating all or any portion of the Plan, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant. During the one-year period following the Closing Date, no such amendment or termination is permitted if it decreases or impairs the rights of Participants under the Plan.

Exhibit 10.1

7.5    Governing Law.
It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights hereunder shall be governed, construed and interpreted in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by federal law, the laws of the State of Texas.
7.6    Receipt or Release.
Any payment to a Participant or the Participant’s beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Company. The Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect, including but not limited to a Severance Payment and Release Agreement.
Severance offers will generally remain open until twenty-one (21) days after the Participant’s receipt of the Severance Payment and Release Agreement, unless a longer period is required under the Older Workers Benefit Protection Act. If the Severance Payment and Release Agreement has not been fully executed and received by the Company by that date, the offer in the Severance Payment and Release Agreement, including but not limited to the benefits available under this Plan (if any), will automatically expire and be withdrawn without further notice to the Participant, and without further action required by the Company.

Exhibit 10.1

7.7    Payments on Behalf of Persons Under Incapacity.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such person . Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.
7.8    Headings.
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
7.9    Statement of ERISA Rights.
Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

1)
Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2)	Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining

Exhibit 10.1

agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

3)	Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Participants and beneficiaries. No one, including the Company, a union, or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a pension benefit under the Plan or for exercising his or her rights under ERISA.
If a Participant’s claim for a pension benefit is denied or ignored, in whole or in part, such Participant has a right to know why this was done, to obtain copies of documents relating to the decisions without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of plan documents or the latest annual report from the Plan and does not receive them within thirty (30) days, the Participant may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Participant has a claim for benefits

Exhibit 10.1

which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court after exhausting all administrative appeals provided under the Plan. If it should happen that the Plan fiduciaries misuse the Plan’s assets, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person who was sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds his or her claim is frivolous.
If a Participant has any questions about your Plan, he or she should contact the Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, or if assistance is needed in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration at the U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit 10.1

7.10    Claims Procedure.
Normally, whenever you or your beneficiary becomes entitled to receive benefits under the Plan, procedures will automatically be initiated to provide for the payment of such benefits.
If you are not contacted when you become entitled to benefits, or if you have any questions or concerns about actions taken by the Administrator, you may file a written claim with the Administrator for the benefits to which you (or your beneficiary) feel entitled. In addition, if you (or your beneficiary) feel you are being denied any benefit or right provided under the Plan, you (or your beneficiary) (as the “Claimant”) must file a written claim with the Administrator. All such claims shall be submitted on a form provided by the Administrator which shall be signed by the Claimant and shall be considered filed on the date the claim is received by the Administrator.
The Administrator will respond to a claim for benefits within ninety (90) days after it receives such claim, unless special circumstances require an extension of time for processing the claim. If an extension is required, the Claimant will be notified, in writing, of such extension prior to the termination of the initial ninety (90) day period. If an extension is required, the Administrator will notify Claimant of a decision no later than one hundred and eighty (180) days after the claim for benefits is filed.
Any time a claim for benefits is denied by the Administrator in whole or in part, the Administrator will notify the Claimant in writing. The notification will set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or

Exhibit 10.1

information is necessary, (iv) information as to the steps to be taken if the Claimant wishes to submit a request for review, including applicable time limits, and (v) the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
If the Claimant disagrees with the denial of benefits, the Claimant or his authorized representative must submit an appeal. A Claimant must exhaust the Plan’s appeal procedures before the Claimant can pursue any action in federal district court to have the Plan’s decision reviewed. Any appeal of an adverse benefit determination must be submitted in writing to the Administrator within sixty (60) days after receipt of the Administrator’s notice of an adverse benefit determination, requesting that the Administrator review the claim. With the request for appeal, the Claimant may also submit additional written comments, documents, records, and other information relating to his claim for benefits. In conducting its review, the Administrator shall consider any written statement or other evidence presented by the Claimant or his authorized representative in support of his claim, regardless as to whether this information was submitted or considered in the initial benefit determination. The Administrator shall give the Claimant and his authorized representative reasonable access to all pertinent documents necessary for the preparation of his claim.
If a Claimant fails to appeal within sixty (60) days of receiving the Administrator’s notice of a denial of benefits, the Administrator’s determination will be final, binding, and conclusive.
The Administrator will respond to a written application for review of a claim within sixty (60) days after it receives such written application, unless special circumstances require an extension of time for processing the claim. If an extension is required, the Claimant will be notified, in writing, of such extension prior to the termination of the initial sixty (60) day period. If an

Exhibit 10.1

extension is required, the Administrator will notify Claimant of a decision on appeal no later than one hundred and twenty (120) days after the claim for benefits is filed.
The Administrator’s notification of decision on appeal will contain: (i) the specific reason or reasons for the denial, (ii) specific references to Plan provisions on which the benefit determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all material and required information relevant to the claim for benefits, (iv) a statement describing any voluntary appeals offered by the Plan, including information concerning the procedures of the voluntary appeal that would allow the Claimant to make an informed decision about whether to appeal and such other information which the Administrator determines is appropriate regarding alternative dispute resolution options, and (v) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
7.10A    Limitations on Pursuing Claims in Court.
If a Claimant has exhausted all administrative appeals under Section 7.10, and desires to have a court review the Plan’s decision, the Claimant must file a complaint in federal district court within one (1) year of the Plan’s issuance of its final denial on appeal under Section 7.10. Failure to file a complaint within such one (1) year period shall preclude and foreclose the Claimant from pursuing such action in court.

Exhibit 10.1

7.11    Plan Information.
Plan Name
The official name of the Plan is the “ClubCorp USA, Inc. Change of Control Severance Plan.”
Plan Sponsor and Plan Administrator

ClubCorp USA, Inc.
Attn: People Strategy Department
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234-7703
(972) 243-6191

Tax Identification Number: 75-2114856
Plan Year
For the purpose of maintaining the Plan’s financial records, the Plan Year is January 1st through December 31st.
Plan Identification Number
Plan No.: 503
Type of Plan
The Plan is a severance pay plan that is a welfare benefit plan under ERISA.
Where to Serve Legal Process
ClubCorp USA, Inc.
Attn: General Counsel
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234-7703

Exhibit 10.1

Participating Employers

ClubCorp Financial Management Corp. The Plan may be maintained by other Affiliates of the Company. You may obtain a complete list of the Affiliates who adopted the Plan by submitting a written request for such list to the Administrator.

Type of Administration

The Plan is administered by the Company.

Source of Contributions

The Plan is funded by the Company. There is no fund set aside. The benefits are paid out of the Company’s general assets.

You Lose Eligibility For Benefits If:

•	You are terminated for Cause;

•	Your employment continues for more than one (1) year after the Change in Control occurs; or

•	You decline an offer of a Substantially Similar Position.

Exhibit 10.1

7.12    Code Section 409A.
The Plan is intended to comply with the applicable requirements, if any, of Code Section 409A and its corresponding regulations and related guidance, and shall be administered in accordance with Code Section 409A to the extent Code Section 409A applies to the Plan. Notwithstanding any provision of the Plan to the contrary, to the extent applicable, payments from the Plan may only be made in a manner and upon an event permitted by Code Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code Section 409A (without penalty), such provision shall be deemed null and void to the extent permitted by applicable law.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this __ day of ______________, 2017.

CLUBCORP USA, INC.

By:
Its: ________________________________

Exhibit 10.1

Appendix

“Base Pay Severance” shall mean an amount equal to one (1) times the Participant’s Annual Base Pay.
“Bonus Severance” shall mean an amount equal to the Participant’s last full year bonus earned.
“Club Benefits” shall mean the Participant’s benefits under the Club Memberships.
“Club Memberships” shall mean the ability of a Participant to request to be granted privileges at a specific club, with the specific club subject to approval by the Chief Executive Officer of ClubCorp USA, Inc. With these club privileges, ID is waived, the “membership” is dues free for five (5) years, and there are no other discounts associated with these privileges. These privileges cannot be transferred or sold, and if the Participant wishes to retain these privileges at the end of the five-year period, the Participant will be responsible for paying the appropriate dues. The Participant must abide by all rules and regulations and pay all charges in a timely manner to retain these privileges.
“Outplacement Services” shall mean outplacement services not to exceed $10,000. No cash will be offered in lieu of the Outplacement Services.
“Partial Year Bonus” shall mean an amount equal to any bonus earned but unpaid under the Company’s annual incentive plan with respect to the fiscal year during which the Triggering Termination occurs, paid on a prorated basis for the period of employment by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year through the date of

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Exhibit 10.1

the Triggering Termination, and the denominator of which is 365 plus a discretionary amount being reasonably determined by the Company, payable when such bonus would have ordinarily been paid in accordance with the Company’s incentive plan, and disregarding any requirement of being employed on the date of payment;
“Severance Calculation Period” shall mean the number of months of a Participant’s Annual Base Pay represented by the amount of the Participant’s Base Pay Severance.
“Severance Payment” shall mean, subject to (a) and (b) below, the sum of a Participant’s Base Pay Severance, Bonus Severance and/or Partial Year Bonus to which a Participant is entitled under this Plan (if any).
(a)    Notwithstanding any provision of the Plan to the contrary, including without limitation the immediately preceding sentence, if the Company has entered into an employment agreement with any Participant, or if the Participant is entitled to a severance benefit under any other plan or program sponsored by the Company, pursuant to which the Participant is entitled to and receives a severance payment equal to or greater than the Severance Payment to which the Participant would otherwise be entitled under this Plan, the Participant will not be eligible for a Severance Payment under this Plan.
(b)    Notwithstanding any provision of the Plan to the contrary, including without limitation the first sentence of this definition of Severance Payment, if the Company has entered into an employment agreement with any Participant, or if the Participant is entitled to a severance benefit under any other plan or program sponsored by the Company, pursuant to which the Participant is entitled to and receives a severance payment which is less than the Severance Payment to which

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4833-3009-9524v.1
55899-1 2/27/2017

Exhibit 10.1

the Participant would otherwise be entitled under this Plan, the Participant’s Severance Payment under this Plan will be an amount equal to the excess of (i) the Severance Payment to which the Participant would otherwise be entitled under this Plan except for the operation of this section (b), over (ii) the payment made under the employment agreement or other plan or program.

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4833-3009-9524v.1
55899-1 2/27/2017